UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: June 30, 2014

(Date of earliest event reported)

GOLDRICH MINING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06412

_____________________________________

Alaska (State or other jurisdiction of incorporation)	91-0742812 (IRS Employer Identification No.)

2607 Southeast Blvd, Suite B211

Spokane, Washington  99223

(Address of principal executive offices, including zip code)

(509) 535-7367

(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sale of Equity Securities.

On June 30, 2014, Goldrich Mining Company (the “Registrant”) closed the second tranche of a private placement of its common stock and warrants to purchase shares of its common stock. The closing of the first tranche was announced on June 9, 2014. The private placement resulted in total gross proceeds to the Company of approximately $1,260,000 with $781,000 gross proceeds from the first tranche, closed June 9, 2014, and $479,000 gross proceeds from the second tranche. The proceeds of the private placement will be used primarily for ongoing development of Goldrich’s Chandalar property in Alaska and general operating expense.

Pursuant to the private placement, the Company sold 22,909,001 total units at a price of $0.055 per unit with 14,208,637 units from the first tranche and 8,700,364 units from the second tranche. The units of the second tranche were sold on the same terms and conditions as the first tranche of the private placement.

Of the total issuance, officers and directors of the Company purchased 1,314,727 total units, contributing $72,310 of the total proceeds, of which $26,500 for 481,818 units was in the first tranche and $45,810 for 832,909 units was in the second tranche. Such units were purchased on the same terms and conditions as units purchased by other investors in the private placement.

Item 7.01

Regulation FD Disclosure.

On July 1, 2014, the Registrant issued the press release attached hereto as Exhibit 99.1 announcing the closing of the second tranche of the private placement. In accordance with General Instruction B.2 of Form 8-K, the information set forth in Item 7.01 of this Current Report on Form 8-K and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

99.1

Press Release, dated July 1, 2014*

* This exhibit is intended to be furnished to, not filed with, the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDRICH MINING COMPANY (Registrant)
Dated: July 3, 2014	By:	/s/ Ted R. Sharp
Ted R. Sharp Chief Financial Officer